modification Agreement

For

Production Sharing Contract

For

Exploitation of coalbed methane resources

in Enhong and Laochang area,

Yunnan Province, the People’s Republic of China

This Modification Agreement (“Modification Agreement”) is made and entered into on this 31st day of December, 2011, by and among China United Coalbed Methane Corporation Ltd. (“CUCBM”), a company organized and existing under the laws of the People’s Republic of China; and Far East Energy (Bermuda), Ltd., a company organized and existing under the laws of Bermuda. The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, CUCBM and Far East Energy Corporation (“FEEC”) entered into that certain Production Sharing Contract for the Exploitation of Coalbed Methane Resources for the Enhong and Laochang Area in Yunnan Province, the People’s Republic of China, dated December 3, 2002 (the “Contract”). The Contract was approved by the Ministry of Foreign Trade and Economic Cooperation, predecessor of Ministry of Commerce of the People’s Republic of China (“MOFCOM”) on December 16, 2002; and

WHEREAS, with the approval of CUCBM and the Ministry of Commerce of the People’s Republic of China, dated November 11, 2005, the exploration period of the Contract, as provided by Article 4.2 of the Contract, was extended from December 31, 2005 to July 1, 2007; and

WHEREAS, with the approval of CUCBM and the Ministry of Commerce of the People’s Republic of China, dated July 27, 2006, FEEC assigned to FEEB, FEEC’s wholly owned subsidiary, all of its Participating Interest in, to and under the Contract and all of its rights of operatorship thereunder by Assignment Agreement dated June 27, 2005; and

WHEREAS, with the approval of the Ministry of Commerce of the People’s Republic of China, dated June 26, 2007, the Contract was modified, among other things, to extend the exploration period of the Contract, as provided by Article 4.2 of the Contract, to June 30, 2009; and

WHEREAS, with the approval of the Ministry of Commerce of the People’s Republic of China, dated August 20, 2009, the Contract was modified, among other things, to extend the exploration period of the Contract, as provided by Article 4.2 of the Contract, to June 30, 2011; and

WHEREAS, the Parties agree that the exploration period of the Contract be extended from June 30, 2011 to December 31, 2013;

WHEREAS, in consideration for, and subject to, the various agreements of the Parties contained herein, on this Modification Agreement Effective Date (as defined below), FEEB shall relinquish five hundred and eighty-seven point six one (587.61) sq. km. identified in Annex I Enhong Contract Area (the “Relinquishment Area”), which after relinquishment, shall no longer be deemed to be in the Contract Area.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to modify the Contract as follows:

1.	Article 1.3 of the Contract is hereby deleted and replaced with the following:

1.3	“Coalbed Methane Discovery” or “CBM Discovery”: means a potential Coalbed Methane reservoir, which, in accordance with Article 11 of the Contract, is worth further evaluation by exploration after it has been verified by exploration within the Contract Area that there are three wells or more and each well's production and the distance between the wells have met the Standard for National Coalbed Methane Resource Reserves.

2.	Article 1.4 of the Contract is hereby deleted and replaced with the following:

1.4	“Coalbed Methane Field” or “CBM Field”: means an accumulation of Coalbed Methane within the Contract Area which already contains a Coalbed Methane Discovery or for which it has been decided to proceed with development. The accumulation may be bounded by but not limited to geologic structures such as fault blocks, coal discontinuities or topographical features. Coalbed Methane Fields may also be designated as areas of similar geologic characteristics including but not limited to coal thickness, drill depths, and gas content.

3.	Article 1.8 of the Contract is hereby deleted and replaced with the following:

1.8	“Exploration Operations”: means (a) operations carried out for the purpose of discovering and evaluating Coalbed Methane bearing areas by means of geological, geophysical, geochemical and other methods including exploratory wells; (b) all the work undertaken to obtain verified reserves of any Coalbed Methane reservoir and to prepare for development work in an area in which Coalbed Methane has been discovered to determine whether there is commercial value in such area, including core drilling, modeling, area selection, feasibility studies, Pilot Testing (including trial production), and formulation of the Overall Development Program; and (c) activities related to all such operations including negotiation and signing of long term transportation and sales contracts.

4.	Article 1.21 of the Contract is hereby deleted and replaced with the following:

1.21	“Pilot Test”: means carrying out trail CBM production of a certain scale within a Coalbed Methane Discovery area.

5.	Article 3.1of the Contract is hereby deleted and replaced with the following:

3.1 After this Modification Agreement Effective Date, the Contract Area shall cover a total of four hundred eighty two point nine four three (482.943) sq. km., consisting Laochang Yuwang eighty two point one seven three (82.173) square kilometers and Laochang Daobanfang four hundred point seven seven (400.77) square kilometers, as marked out by the geographic locations and the coordinates of the connecting points of the boundary lines shown on Annex I attached hereto.

The said total area of the Contract Area shall be reduced in accordance with Article 4, 5, and 11 hereof.

Associated with the Contract Area and included in the grants of rights hereunder will be one or more pipeline rights-of-way, from the Contract Area to one or more interconnection or Delivery Points.

6.	In Article 4.2 of the Contract, the sentence “The exploration period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into two (2) phases and shall consist of eight and one-half (8.5) consecutive Contract Years…” shall be modified to read: “The exploration period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into two (2) phases and shall consist of eleven (11) consecutive Contract Years, ….”

7.	In Article 4.2 of the Contract, the sentence “the second phase of seven (7) Contract Years (the seventh month of the second Contract Year through the sixth month of the eighth Contract Year) for Pilot Development” shall be modified to read: “the second phase of nine and a half (9.5) Contract Years (the seventh month of the second Contract Year through the eleventh Contract Year) for Pilot Test as well as compilation of a CBM reserves report and an Overall Development Program."

8.	Article 4.3 of the Contract is hereby deleted and replaced with the following:

4.3 Subject to the terms of the Contract, the exploration period described in Article 4.2 will not be extended unless the Parties agree otherwise; provided, that upon the expiration of the exploration period, the exploration period will be extended for the following areas (a) CBM proved reserves areas which have been submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval, (b) proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, (c) areas awaiting the approval of the Overall Development Program, and/or (d) areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards and forwarded by CUCBM to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval (if CUCBM fails to submit said report to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China within 90 days of receipt from Contractor, the report will be deemed submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China).

9.	Article 5.1 of the Contract is hereby deleted and replaced with the following:

5.1 The Contractor shall relinquish a portion or portions of the Contract Area in accordance with the following provisions:

5.1.1 On December 31, 2013 , the Contractor shall relinquish the entire Contract Area, except for any (a) Development Area, (b) CBM proved reserves areas which have been submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval, (c) proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, (d) areas awaiting the approval of the Overall Development Program and/or Production Area, (e) areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards and forwarded by CUCBM to the Oil and Gas Reserve Evaluation Office of Land and Resources of the People’s Republic of China for approval (if CUCBM fails to submit said report to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China within 90 days of receipt from Contractor, the report will be deemed submitted to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China), and/or (f) unless otherwise agreed by the Parties.

5.1.2 In implementing Articles 5.1.1 hereof, any Production Area and/or Development Area and/or pending CBM proved reserves areas which have been submitted or deemed to have been submitted to the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China, areas for which a reserves report has been submitted by Contractor to CUCBM that reasonably complies with Chinese CBM proven reserves standards, the CBM proved reserves areas which have been preliminarily approved by the Oil and Gas Reserve Evaluation Office of Ministry of Land and Resources of the People’s Republic of China and awaiting approval by the Ministry of Land and Resources of the People’s Republic of China, and any area included in an Overall Development Program awaiting approval, shall not be relinquished.

5.1.3 At the expiration of the production period or any extension thereof, any Coalbed Methane Field within the Contract Area as specified in Article 4.5 hereof, such Coalbed Methane Field shall be excluded from the Contract Area.

10.	Article 6.2.2 and 6.2.3 of the Contract is hereby deleted and replaced with the following:

6.2.2 During the second phase of the exploration period, the Contractor shall:

Drill eight (8) wells，and expend at least the U.S. dollar equivalent to four million eight hundred fifty thousand (4,850,000) RMB each year as its expected minimum exploration expenditures.

6.2.3 The determination of whether the Contractor has fulfilled the minimum exploration work commitment as stipulated in Articles 6.2.1 and 6.2.2 herein shall be made on the basis of the number of the wells drilled. In accordance with the actual situation, horizontal wells may be regarded as a part of said minimum work commitment for the purpose of replacing a certain number of wells, as determined by the JMC.

11.	Article 7.2.2 of the Contract is hereby deleted and replaced with the following:

7.2.2 Examine and approve the Operator's Pilot Test Plan as well as budget applicable to each Coalbed Methane Field;

12.	Article 7.3 of the Contract is hereby deleted and replaced with the following:

7.3 Decisions of JMC shall be made unanimously through consultation. All decisions made unanimously shall be deemed as final, binding decisions and shall be equally binding upon the Parties. When matters upon which agreement cannot be reached arise, the Parties shall convene another meeting in an attempt to find a new solution thereto on a timely basis, as is most favourable to moving forward the exploration, development and production.

7.3.1 During the exploration period applicable to an Area, the Parties shall endeavor to reach agreement through consultation on exploration programs and annual exploration Work Programs. If the Parties fail to reach agreement through consultation within thirty (30) days of first being considered by the JMC, the Contractor shall have the right to proceed with its proposal without such agreement; provided that such proposal is in compliance with applicable CBM regulations, laws and regulations regarding local coal mining operations, national health, safety and environmental standards, and is otherwise not in conflict with the relevant provisions in Articles 4, 5, and 6 hereof. Further, if Contractor elects to proceed with such proposal over the objection of CUCBM, then Contractor shall be liable for direct losses arising out of its gross negligence or willful misconduct that are incurred as a result of such proposal.

7.3.2 If it is considered by the chairman and/or the vice chairman or their nominees that a matter requires urgent handling or may be decided without convening a meeting, JMC may make decisions through facsimiles or the circulation of documents. In an emergency or to protect human life or property, the Operator may take such decisions as it deems reasonable and prudent without prior consultation of the JMC; provided, that it reports to the JMC promptly thereafter regarding such emergency and the actions taken in response thereto.

13.	Article 8.3.11 of the Contract is hereby deleted and replaced with the following:

8.3.11 To research and carry out a CBM transportation and market study. Costs incurred to perform and complete such CBM transportation and market study shall be charged to the joint account and shall be cost recoverable under the terms of this Contract

14.	Article 8.5.2.1 shall be added to the Contract:

The Operator shall conduct regular environmental, health and safety audits of systems, facilities, seismic, drilling, and production operations as determined by JMC to ensure compliance with Operator’s and industry standards. All costs for such regular audits shall be charged to the joint account.

15..	Article 9.1.10 and Article 9.1.11 shall be added to the Contract:

9.1.10 CUCBM shall assist in the development of transportation and marketing information;

9.1.11 Obtain any necessary governmental approvals, including submitting any reserve reports that reasonably comply with Chinese CBM proven reserves standards to the Oil and Gas Reserve Evaluation Office of the Ministry of Land and Resources of the People’s Republic of China for approval and submitting any Overall Development Program applications that reasonably comply with applicable law to all necessary governmental agencies for approval.

16..	Article 9.6 shall be added to the Contract:

9.6 When Operator has compiled a CBM reserve report in accordance with Chinese CBM regulations, CUCBM is responsible for submitting such CBM proved reserves to the relevant government authorities for approval. When Operator has compiled an Overall Development Program and relevant documents, CUCBM is responsible for submitting such Overall Development Program to relevant government authorities for approval.

17.	The title of Article 11 shall be modified to “Article 11: Determination of CBM Development” and the content of that Article is hereby deleted and replaced with the following:

11.1 If any Coalbed Methane Discovery is made within the Contract Area, the Operator shall promptly report such discovery to JMC. If JMC or Contractor makes a decision that a Coalbed Methane Discovery is worthy of a Pilot Test, the Operator shall submit to JMC a Pilot Test Work Program which shall include compilation of a CBM reserves report, plans for disposal of any CBM and/or Liquid Hydrocarbons whether by sale, flaring or otherwise and a timetable for such Coalbed Methane Discovery as soon as possible. Such Pilot Test Work Program shall be prepared no later than sixty (60) days from the date of the aforesaid decision made by JMC or Contractor. After the approval by JMC of the Pilot Test Work Program, the Operator shall implement the operation as soon as possible without unreasonable delay in accordance with the timetable set forth in the approved Pilot Test Work Program.

11.2 After receipt of notice of proven reserves of a Coalbed Methane Field from the Ministry of Land and Resources of the People's Republic of China, the Contractor, as the Operator, shall prepare and submit to JMC an Overall Development Program for such Coalbed Methane Discovery within a reasonable amount of time determined by JMC. Upon receipt and approval of the Overall Development Program, JMC shall immediately forward the Overall Development Program to CUCBM. Within thirty (30) days of its receipt of the Overall Development Program, CUCBM shall submit the Overall Development Program and supplemental agreement to the competent authorities of the Chinese government for review and approval. The Parties shall also negotiate and enter into a mutually acceptable supplemental agreement in regard to the development of such Coalbed Methane Field in a manner that shall not unreasonably interfere with the planned expansion of coal mining operations in the relevant coal field. After approval by the relevant Chinese governmental authority, such Overall Development Program and any supplemental agreement shall be regarded as an integrated part of the Contract.

11.3 Long-term CBM, CBM Products and Liquid Hydrocarbons transportation and sales agreements shall be concluded prior to the completion of compilation of Overall Development Program. Before the conclusion of the transportation and sales agreements, both Parties shall use their best efforts to find suitable counterparties for long-term CBM, CBM Products and Liquid Hydrocarbons transportation and sales agreements, and try to conclude such transactions.

11.4 If JMC unanimously decides that a reserves report will not be prepared for a particular Coalbed Methane Discovery, at the request of the Contractor, the corresponding area covered by the Coalbed Methane Discovery may be retained in the Contract Area during the exploration period. However, if, at the expiration of the exploration period, the JMC still unanimously decides that a reserves report will not be prepared for the aforesaid Coalbed Methane Discovery, the area covered by such Coalbed Methane Discovery shall be excluded from the Contract Area.

11.5 If the Contractor, prior to the expiration of the exploration period, advises JMC in writing that it will not prepare a reserves report for a Coalbed Methane Discovery, the Contractor shall be deemed to have waived its rights of participation in the development of that Coalbed Methane Field, then CUCBM shall have the right to solely develop such potential Coalbed Methane Field.

Before the expiration of the exploration period, if the Parties do not unanimously approve the compilation of a reserves report for a particular Coalbed Methane Discovery, Contractor may continue to compile the reserve report in accordance with Chinese CBM reserves regulations and CUCBM shall assist Contractor to submit the reserve report that meets Chinese proven reserves standards. Within 30 days of receipt of notice of proven reserves of a Coalbed Methane Field from the Ministry of Land and Resources of the People's Republic of China, CUCBM will participate in such development with a participating interest as provided in Article 2.4 hereof.

11.6 In this Article 11 those procedures which reference the Overall Development Program should be applied by analogy in the following circumstances: additional development projects referring to the Overall Development Program designed either to improve the production capability of the reservoir or to substantially increase the recoverable reserves through additional investments. Any extension of the production period of the Coalbed Methane Field due to such additional development projects shall be subject to the related provision of Article 4.5 hereof.

11.7 Notwithstanding the Date of Commencement of Commercial Production or anything else to the contrary herein, the allocation of the production from a Pilot Test shall be governed by the principles set forth in Articles 12 and 13 hereof.

18.	The following sentence shall be added at the end of Article 12.2.2: “All exploration costs incurred by the Contractor in respect of the Relinquished Areas shall remain eligible for cost recovery."

19.	Article 13.2.2.2(c) of the Contract is hereby amended by deleting the reference to “Article 11.9” and replacing it with “Article 11.6”.

20.	Article14.4.1 of the Contract is hereby deleted and replaced with the following:

14.4.1 The price of various grades of the CBM and Liquid Hydrocarbons shall be expressed as a FOB price at the Delivery Point. Determination of the CBM and Liquid Hydrocarbons price shall be based on the actual free market price received by the Parties; and

(1) Shall be determined each Calendar Quarter by CUCBM and each Party comprising Contractor individually; and

(2) Shall be the volumetrically weighted average of the following components:

(i) In arm's length transactions the actual price received; and

(ii) For other than arm's length transactions, the fair market price taking into account the prevailing market conditions.

The aforesaid price in arm's length transactions in this Article 14 refers to a free market price at which a seller sells its CBM and/or Liquid Hydrocarbons to a buyer who is independent of the seller, but excluding prices used in government to government transactions or other fixed or controlled prices which do not reflect the free market price, and excluding exchange or barter transactions.

The price of the CBM and Liquid Hydrocarbons produced from the Contract Area shall be determined based on general pricing principles prevailing internationally taking into consideration such factors as the markets, quality and quantity of the CBM and Liquid Hydrocarbons and the prices of alternate non-subsidized energy resources agreed upon by the Parties with the objective of the Parties being to obtain the best price possible.

The transportation costs to be used to determine the FOB price at the Delivery Point shall be agreed to during the negotiation of the long-term sales and purchase agreements and prior to the preparation and approval by the Parties of an Overall Development Program. Such transportation costs shall be determined in accordance with international petroleum and CBM industry practice and such transportation costs will only apply to pipelines not owned under this Contract.

21.	Article 14.6.5.4 of the Contract is hereby deleted and replaced with the following:

14.6.5.4 Unless otherwise agreed by the Contractor, payments for CBM and Liquid Hydrocarbons shall be made to the bank account designated by the Contractor, either within or outside the People's Republic of China at the Contractor's election. If CUCBM receives any such payments, they shall promptly pay them to Contractor’s designated account.

22.	The title of Article 15 of the Contract “Employment of Personnel and Procurement of Goods and Services” shall be modified to read as: “Preference for the Employment of Chinese Personnel, Goods and Services”.

23.	The second sentence of Article 15.1 of the Contract is hereby deleted and replaced with the following:

The Contractor may give preference to Chinese goods, equipment and service, pro-vided that they are competitive in terms of price, quality and terms of delivery.

24.	The first paragraph of Article 15.2 of the Contract is hereby deleted and replaced with the following:

The Contractor may give preference to the employment of Chinese Personnel in the performance of the CBM Operations in accordance with relevant regulations. For this purpose, the Contractor may submit in advance to CUCBM and JMC respectively a plan for the employment of Chinese Personnel listing all the posts and number of the persons involved. CUCBM shall, at the request of the Contractor and in accordance with the plan, provide or assist in recruiting Chinese employee candidates for such employment. The Contractor shall, as the CBM Operations require, with the approval of CUCBM and JMC, revise the training and employment plan to make the plan the most efficient and economical for CBM Operations. For the performance of CBM Operations, the Contractor may have the obligation to employ competent Chinese Personnel and to employ those who have become qualified after having being trained in accordance with the training program. The Contractor may give preference in employing the Chinese Personnel who have participated in the training program provided by the Contractor.

25.	The following sentence shall be added at the end of Article15.3 of the Contract:

Qualified engineering design companies within the territory of the People's Republic of China as determined by the Parties may be given preference in entering into subcontracts for the aforesaid master designs and engineering designs, provided that their technical level, quality, price and delivery time are competitive.

26.	The title of Article 16 of the Contract “Training of Chinese Personnel” Shall be modified to read as: “Training of Chinese Personnel and Transfer of Technology”.

27.	Article 16.1 is hereby deleted and replaced with the following:

16.1 The Contractor agrees, in the course of the implementation of the Contract, to transfer to CUCBM and its Affiliates, the advanced technology and managerial experience including proprietary technology e.g. patented technology, know-how or other confidential technology, used in the performance of the CBM Operations and the necessary data and/or information for mastering such technology and experience, provided, however, such technology to be transferred shall be proprietary to the Contractor and, if the transfer of any of such technology is restricted in any way during the term of the Contract, the Contractor shall, to the extent reasonably possible, endeavor to obtain permission for the transfer of such restricted technology. However, rights under patents, commercial proprietary information and information covered by confidentiality agreements, shall not be transferred hereunder, except in accordance with a licensing agreement which may be negotiated and entered into between Contractor and CUCBM. The Contractor agrees to train the Chinese Personnel including workers, technical, economic, managerial, legal and other professional personnel, in order to improve their technical and/or managerial capabilities relating to CBM Operations.

28.	Article 16.2 is hereby deleted and replaced with the following:

16.2 Within ninety (90) days following the Date of Commencement of the Implementation of the Contract, the Contractor shall, after consultation with CUCBM, complete and submit a training and technology transfer program for a reasonable number of the Personnel designated by CUCBM in the exploration period and the corresponding budget to JMC for review and approval, and upon approval by JMC, put it into practice. The Contractor shall, after consultation with CUCBM, complete and submit training and technology transfer programs and corresponding budgets for a reasonable number of the Personnel designated by CUCBM in the development period and production period, respectively, to JMC for its review and approval before the commencement of the Development Operations and Production Operations, and upon approval by JMC, put them into practice in time so as to have ample time in advance for such training and technology transfer.

29.	In Article 16.3 of the Contract: “The expenses and costs incurred for performing the training program stipulated in this Article 16 ……” shall be replaced with the following: “The expenses and costs incurred for performing the training and technology transfer program stipulated in this Article 16 ……”

30.	In Article 16.6 of the Contract:“For the purpose of the implementation of this Article 16 – Training of Chinese Personnel, ……” shall be replaced with the following: “For the purpose of the implementation of this Article 16 – Training of Chinese Personnel and Transfer of Technology, ……”.

31.	Article 20.4 of the Contract is hereby deleted and replaced with the following:

20.4 In any insurance contracts, the deductibles shall be determined by the Parties through consultation, and losses within the deductible limits shall be borne by Parties in proportion to their respective participating interests in the relevant operations, and charged to the Joint Account.

32.	Article 25.2 of the Contract is hereby deleted and replaced with the following:

25.2 Any dispute mentioned in Article 25.1 herein, including without limitation disputes arising under Article 27.2, that has not been settled through such consultation within sixty (60) days after the dispute arises shall be settled through arbitration. If agreed upon by the Parties, such dispute shall be referred to arbitration conducted by the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with the arbitration proceeding rules thereof. If the Parties fail to reach an agreement on CIETAC arbitration within sixty (60) days after a Party has requested in writing that a dispute be referred to arbitration, at the election of either Party, the dispute shall be finally settled by arbitration in accordance with the rules of the Hong Kong International Arbitration Centre (“HKIAC”). There shall be three (3) arbitrators and the location of the arbitration shall be at HKIAC in Hong Kong.

33.	Article 26.6 of the Contract is hereby deleted and replaced with the following:

26.6 If any Party to the Contract commits a material breach of the Contract, the other Party to the Contract shall have the right to demand that such breach be remedied within a reasonable period of time. If such breach is not remedied satisfactorily within such period of time, the Party damaged by such breach shall have the right to terminate the Contract by giving ninety (90) days written notice to the defaulting Party. However, no Party shall be deemed to have committed a material breach in the performance of any provision of the Contract concerning any dispute between CUCBM and the Contractor, until such time as all disputes concerning such provision, including any contention that a Party is in material breach, have been settled as provided in Article 25 hereof.

34.	Article 26.7.4 of the Contract is hereby deleted.

35.	Article 3.1, second paragraph of Annex IV of the Contract is hereby deleted and replaced with the following:

During the implementation of the CBM Operations, the Contractor shall be responsible to keep in good order, all the data, information and samples stipulated in Articles 2.1 and 2.2 hereof within the territory of the People's Republic of China and shall furnish CUCBM in a timely manner with such data, information and samples for use and turn them over to CUCBM within thirty (30) days of receipt from its third party contractors.

This Modification Agreement shall be written in both Chinese and English in accordance with the provisions of Article 28.1 of the Contract, and both versions shall have equal force and effect.

As a supplementary document to the Contract, this Modification Agreement shall be an integral part of the Contract. This Modification Agreement shall be effective from the date it is approved by the Ministry of Commerce of the People’s Republic of China.

The Contract is a valid and binding agreement of the Parties and is in full force and effect without any change, except as expressly set forth herein.

All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Contract.

(Signature page)

IN WITNESS WHEREOF, this Modification Agreement is signed in Beijing by the authorized representatives of each Party hereto.

CHINA UNITED COALBED METHANE CORPORTATION, LTD

By: /s/ Fu Xiaokang

Name: Fu Xiaokang

Title: Assistant to President

FAR EAST ENERGY (BERMUDA), LTD

By: /s/ Rebecca B. Le

Name: Rebecca B. Le

Title: President

Annex I: Geographical Location and Coordinates of the Connecting Points of the Boundary Lines of the Contract Area

NO.	Longitude	Latitude	NO.	Longitude	Latitude
1	104°13′00″	25°40′00″	10	104°16′00″	25°24′00″
2	104°18′00″	25°40′00″	11	104°16′00″	25°21′00″
3	104°18′00″	25°37′00″	12	104°14′00″	25°21′00″
4	104°20′00″	25°37′00″	13	104°14′00″	25°18′00″
5	104°20′00″	25°35′00″	14	104°12′30″	25°18′00″
6	104°24′00″	25°35′00″	15	104°12′30″	25°24′00″
7	104°24′00″	25°33′00″	16	104°09′00″	25°24′00″
8	104°25′00″	25°33′00″	17	104°09′00″	25°28′00″
9	104°25′00″	25°24′00″	18	104°13′00″	25°28′00″

NO.	Longitude	Latitude	NO.	Longitude	Latitude
1	104°31′00″	25°08′47″	16	104°36′00″	25°09′00″
2	104°31′06″	25°08′52″	17	104°36′00″	25°07′45″
3	104°31′12″	25°09′00″	18	104°35′45″	25°07′45″
4	104°32′00″	25°09′00″	19	104°35′45″	25°07′30″
5	104°32′00″	25°10′00″	20	104°35′30″	25°07′30″
6	104°33′00″	25°10′00″	21	104°35′30″	25°07′15″
7	104°33′00″	25°11′00″	22	104°35′15″	25°07′15″
8	104°35′00″	25°11′00″	23	104°35′15″	25°07′02″
9	104°35′00″	25°12′00″	24	104°35′44″	25°07′02″
10	104°38′00″	25°12′00″	25	104°35′44″	25°07′17″
11	104°38′00″	25°09′45″	26	104°35′54″	25°07′17″
12	104°37′45″	25°09′45″	27	104°35′54″	25°07′00″
13	104°37′45″	25°09′15″	28	104°34′00″	25°07′00″
14	104°37′30″	25°09′15″	29	104°34′00″	25°06′00″
15	104°37′38″	25°09′00″	30	104°31′00″	25°06′00″

NO.	Longitude	Latitude	NO.	Longitude	Latitude
1	104°29′00″	25°21′00″	16	104°34′00″	25°06′00″
2	104°33′00″	25°21′00″	17	104°34′00″	25°07′00″
3	104°33′00″	25°15′00″	18	104°36′00″	25°07′00″
4	104°32′00″	25°15′00″	19	104°36′00″	25°09′00″
5	104°32′00″	25°14′00″	20	104°41′00″	25°09′00″
6	104°30′00″	25°14′00″	21	104°41′00″	25°04′00″
7	104°30′00″	25°13′00″	22	104°35′00″	25°04′00″
8	104°29′00″	25°13′00″	23	104°35′00″	25°03′00″
9	104°29′00″	25°09′47″	24	104°25′00″	25°03′00″
10	104°28′50″	25°09′47″	25	104°25′00″	25°16′00″
11	104°28′50″	25°09′23″	26	104°26′00″	25°16′00″
12	104°29′00″	25°09′23″	27	104°26′00″	25°17′00″
13	104°29′00″	25°09′00″	28	104°27′00″	25°17′00″
14	104°28′00″	25°09′00″	29	104°27′00″	25°18′00″
15	104°28′00″	25°06′00″	30	104°29′00″	25°18′00″